Exhibit 99.1

For more information, contact:

Henry Miller - financial contact	George Thomas - media contact
Tel: 484-582-5445	Tel: 484-582-5635
henry.miller@sungard.com	george.thomas@sungard.com

SunGard Announces Fourth Quarter and Full-Year 2012 Results

Wayne, PA – February 7, 2013 – SunGard, one of the world’s leading software and technology services companies, today reported results for the fourth quarter and full-year ended December 31, 2012. For the fourth quarter, revenue was $1.13 billion, down 2% year over year. Currency had no material impact on fourth quarter revenue growth. Operating income was $196 million in the quarter, up 33% year over year, driven by a 7% decline in total costs and expenses, and operating margin was 17.3% for the quarter. Adjusted operating income was $321 million, up 3% year over year, and adjusted operating margin was 28.4%, up 1.4 points year over year. Adjusted EBITDA was $406 million, up 3% year over year, and adjusted EBITDA margin was 35.9%, up 1.7 points year over year. Adjusted EBITDA and adjusted operating income are non-GAAP measures and are defined in Notes 1 and 2 in the Notes attached to this release.

For the full-year 2012, revenue was $4.26 billion, down 4% year over year (down 3% adjusting for currency). Excluding one of our Financial Systems businesses, a broker/dealer, revenue decreased 3% (down 2% adjusting for currency). Operating income was $74 million, which included a non-cash goodwill impairment charge of $385 million, compared to operating income of $337 million in 2011, which included a non-cash goodwill impairment charge of $48 million. Operating margin was 1.7%. Adjusted operating income was $911 million, up 1% year over year, and adjusted operating margin was 21.4%, up 1 point year over year. Adjusted EBITDA was $1,245 million, up 1% year over year, and adjusted EBITDA margin was 29.2%, up 1.5 points year over year.

Russ Fradin, president and chief executive officer, commented, “I’m pleased with our fourth quarter results, which capped a good performance in a challenging environment. In the quarter, license fees remained strong, while weakness in professional services revenue caused a small decline in total revenue. I’m encouraged by our improved margins, and I’m proud of the way our team finished the year. As a result of our continued focus on operating cost management, both profit and cash flow improved, even as we increased key investments in the business. These initiatives will help drive our long-term growth and enable us to add greater value to our clients.”

Financial Systems revenue was $726 million in the fourth quarter, down 2% year over year (down 1% adjusting for currency). License fees were $93 million, an increase of $10 million, or 11%, compared to the fourth quarter of 2011.

For the full year, Financial Systems revenue was $2.65 billion, down 4% year over year (down 3% adjusting for currency). Excluding the broker/dealer business and adjusting for currency, revenue declined 1%. License fees were $229 million, a decrease of $11 million, or 5%, compared to last year (down 2% adjusting for currency).

During December, we acquired XcitekSolutionsPlus, LLC (XSP), a leading provider of end-to-end, automated corporate actions solutions. XSP offers a range of deployed, hosted and SaaS-based solutions that help automate the corporate actions processing lifecycle, including data sourcing and cleansing, position monitoring, notification and response and entitlement processing. XSP became a part of SunGard’s Financial Systems segment and will help us deliver specialist corporate actions expertise and solutions to our customers.

Notable deals in the quarter included the following:

•

One of the world’s top 20 global banks renewed and expanded its relationship with SunGard and selected SunGard’s InvestOne, Investar, Investran and Investier asset management solutions, including private network hosting, private equity administration and expansion of business on existing platforms.

•	One of the world’s largest asset managers selected SunGard to provide a global fund accounting platform.

•	One of Europe’s largest international banks has renewed SunGard’s Stream Derivatives solution suite to support its global exchange-traded derivatives post-trade processing operations.

•	One of America’s largest banks renewed SunGard’s Apex product to support their repurchase trading and position management worldwide.

•	A leading Japanese investment bank selected SunGard’s Adaptiv Riskbox solution to help improve and enhance its global market risk infrastructure and capabilities.

•	A major Australian bank selected SunGard’s Ambit Asset Finance platform to help unify its leasing operations and support the development of its domestic and regional asset finance businesses.

•	A leading Medicaid managed care provider selected SunGard’s iWORKS healthcare to provide insurance-related professional services and managed services.

•	A global financial services company selected SunGard’s AvantGard Treasury as a hosted solution to help consolidate and globalize its treasury operations.

Availability Services revenue was $353 million in the fourth quarter, down 4% year over year (down 4% as well adjusting for currency). For the full year, revenue was $1.40 billion, down 4% year over year (down 3% adjusting for currency).

Notable deals in the quarter included the following:

•

A FTSE 100 international services company selected SunGard to help run its global IT operations, including cloud services, managed hosting and systems integration. SunGard was chosen based on our ability to manage complex global IT infrastructures and bring additional technology capabilities to our customer’s clients.

•

A global Fortune 500 leader in labeling technology and materials management selected SunGard to provide advanced recovery services, including SAN replication, virtual tape library replication and recovery through our Managed Recovery Program.

All Other revenue, comprised of our Public Sector and K-12 Education businesses, was $52 million in the fourth quarter, up 6% year over year. For the full year, other revenue was $204 million, flat year over year.

Notable deals in the quarter included the following:

•	A county in Minnesota selected SunGard’s ONESolution public administration solution for finance and human resources.

•	A city in Iowa selected SunGard’s ONESolution public safety solution to provide computer-aided dispatch, records management, mobile computing and jails management.

Financial Position

For the full-year 2012, the continuing operations of the Company generated $645 million in cash flow from operations, and the Company invested $260 million in capital expenditures and spent $40 million on two acquisitions net of acquired cash. At December 31, 2012, total debt was $6.7 billion, a decline of $1.2 billion from year end 2011, and cash was $546 million. The Company’s leverage ratio as defined in its senior secured credit agreement was 4.75x, the lowest year-end leverage ratio since the Company was taken private in 2005, down from 4.96x at the end of 2011.

During the quarter, the Company successfully issued $1 billion of new 6.625% Senior Subordinated Notes due 2019, the proceeds of which were used to repurchase or redeem all of its existing 10.25% Senior Subordinated Notes due 2015. The Company also successfully issued $720 million of new term loans maturing in 2020 under its senior secured credit agreement and used the proceeds to pay a dividend of $724 million. In addition, the Company utilized available cash to prepay $217 million of debt and pay almost $70 million in taxes, a majority of which related to the sale of its Higher Education business.

Conference Call & Webcast

SunGard will host a conference call and live web broadcast to discuss fourth quarter and full-year 2012 results today at 9:00 a.m. (Eastern Time). The dial-in number for the conference call is 706-902-1370, and the conference ID number is 94549985. You may also listen to the call at www.investorcalendar.com by clicking on the “audio” icon for SunGard. An audio replay will be available two hours after the call ends through midnight on February 21, 2013. To listen to the replay, please dial 1-855-859-2056 or 404-537-3406 and enter the conference ID number 94549985. A replay will also be available two hours after the call ends through midnight on February 21, 2013 at www.investorcalendar.com.

About SunGard

SunGard is one of the world’s leading software and technology services companies. SunGard serves approximately 25,000 customers in more than 70 countries and has approximately 17,000 employees. SunGard provides software and processing solutions for financial services, education and the public sector. SunGard also provides disaster recovery services, managed IT services, information availability consulting services and business continuity management software. With annual revenue of over $4.0 billion, SunGard is the largest privately held software and services company and was ranked 480 on the Fortune 500. For more information, please visit www.sungard.com.

Trademark Information: SunGard, the SunGard logo, Adaptiv, Ambit, Apex, AvantGard, InvestOne, Investar, Investier, Investran, iWORKS, ONESolution, SunGard Stream, XcitekSolutionsPlus and XSP are trademarks or registered trademarks of SunGard Data Systems Inc. or its subsidiaries in the U.S. and other countries. All other trade names are trademarks or registered trademarks of their respective holders.

SunGard’s “Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Statements in this release other than historical facts constitute forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “would,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates, financial results and pro forma estimates are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: our high degree of leverage; general economic and market conditions; the overall condition of the financial services industry, including the effect of any further consolidation among financial services firms; the integration of acquired businesses, the performance of acquired businesses, and the prospects for future acquisitions; the effect of war, terrorism, natural disasters or catastrophic events; the effect of disruptions to our systems and infrastructure; the timing and magnitude of software sales; the timing and scope of technological advances; customers taking their information availability solutions in-house; the trend in information availability toward solutions utilizing more dedicated resources; the market and credit risks associated with clearing broker operations; the ability to retain and attract customers and key personnel; risks relating to the foreign countries where we transact business; the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents; a material weakness in our internal controls; and unanticipated changes in our tax provision or the adoption of new tax legislation. The factors described in this paragraph and other factors that may affect our business or future financial results are discussed in our periodic filings with the Securities and Exchange Commission, copies of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

SunGard Data Systems Inc.

Consolidated Statements of Operations

(in millions)

(Unaudited)

	Three Months Ended Dec. 31,
	2011	2012
Revenue:
Services	$1,040	$1,010
License and resale fees	96	107

Total products and services	1,136	1,117
Reimbursed expenses	18	15

Total revenue	1,154	1,132

Costs and expenses:
Cost of sales and direct operating	432	419
Sales, marketing and administration	266	260
Product development and maintenance	91	91
Depreciation and amortization	67	76
Amortization of acquisition-related intangible assets	103	90
Goodwill impairment charges	48	—

Total costs and expenses	1,007	936

Operating income (loss)	147	196
Interest expense and amortization of deferred financing fees	(128)	(103)
Loss on extinguishment of debt	(1)	(31)
Other income	—	(2)

Income from continuing operations before income taxes	18	60
Benefit (Provision) from income taxes	61	(6)

Income from continuing operations	79	54
Income from discontinued operations, net of tax	15	15

Net Income	$94	$69

SunGard Data Systems Inc.

Consolidated Statements of Operations

(in millions)

(Unaudited)

	Twelve Months Ended Dec. 31,
	2011	2012
Revenue:
Services	$4,056	$3,926
License and resale fees	289	275

Total products and services	4,345	4,201
Reimbursed expenses	95	62

Total revenue	4,440	4,263

Costs and expenses:
Cost of sales and direct operating	1,848	1,740
Sales, marketing and administration	1,108	1,039
Product development and maintenance	393	353
Depreciation and amortization	271	287
Amortization of acquisition-related intangible assets	435	385
Goodwill impairment charges	48	385

Total costs and expenses	4,103	4,189

Operating income (loss)	337	74
Interest income	3	1
Interest expense and amortization of deferred financing fees	(524)	(428)
Loss on extinguishment of debt	(3)	(82)

Loss from continuing operations before income taxes	(187)	(435)
Benefit from income taxes	118	38

Loss from continuing operations	(69)	(397)

Income (loss) from discontinued operations, net of tax	(80)	331

Net loss	$(149)	$(66)

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Consolidated Condensed Balance Sheets

(in millions)

(Unaudited)

	Dec. 31, 2011	Dec. 31, 2012
Assets:
Current:
Cash and cash equivalents	$867	$546
Accounts receivable, net	934	900
Clearing broker assets	213	6
Prepaid expenses and other current assets	117	224
Assets related to discontinued operations	1,350	—

Total current assets	3,481	1,676
Property and equipment, net	893	874
Software products, net	554	411
Customer base, net	1,574	1,367
Other assets, net	1,163	1,151
Goodwill	4,885	4,539

Total Assets	$12,550	$10,018

Liabilities and Stockholder’s Equity:
Current:
Short-term and current portion of long-term debt	$10	$56
Accounts payable and accrued expenses	780	680
Clearing broker liabilities	179	4
Deferred revenue	862	836
Deferred income taxes	76	—
Liabilities related to discontinued operations	246	—

Total current liabilities	2,153	1,576
Long-term debt	7,819	6,606
Deferred and other income taxes	1,117	1,120

Total liabilities	11,089	9,302
Stockholder’s equity	1,461	716

Total Liabilities and Stockholder’s Equity	$12,550	$10,018

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Consolidated Condensed Statements of Cash Flows

(in millions)

(Unaudited)

	Twelve Months Ended Dec. 31,
	2011	2012
Cash flow from operations:
Cash flow from (used in) continuing operations	$606	$645
Cash flow from (used in) discontinued operations	72	(401)

Cash flow from (used in) operations	678	244

Investment activities:
Cash paid for acquired businesses, net of cash acquired	(35)	(40)
Cash paid for property and equipment and software	(276)	(260)
Other investing activities	(4)	3

Cash provided by (used in) continuing operations	(315)	(297)
Cash provided by (used in) discontinued operations	(11)	1,758

Cash provided by (used in) investment activities	(326)	1,461

Financing activities:
Cash received from borrowings, net of fees	1	1,715
Cash used to repay debt	(239)	(2,946)
Premium paid to retire debt	—	(48)
Dividends Paid	—	(724)
Other financing activities	(15)	(36)

Cash provided by (used in) continuing operations	(253)	(2,039)
Cash provided by (used in) discontinued operations	—	—

Cash provided by (used in) financing activities	(253)	(2,039)

Effect of exchange rate changes on cash	(4)	7

Increase (decrease) in cash and cash equivalents	95	(327)
Beginning cash and cash equivalents includes cash of discontinued operations (2011: $23, 2012: $6)	778	873

Ending cash and cash equivalents includes cash of discontinued operations (2011: $6, 2012: $-)	$873	$546

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information (Unaudited)

Note 1. Reconciliation of Income (Loss) from continuing operations to EBITDA and Reconciliation of EBITDA to Adjusted EBITDA

EBITDA represents income (loss) from continuing operations before interest expense, income taxes and depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to give effect to certain items that are required in calculating covenant compliance under our senior secured credit facilities, as amended, our senior notes and senior subordinated notes. Adjusted EBITDA is calculated by subtracting from or adding to EBITDA items of income or expense described below. EBITDA and Adjusted EBITDA are not recognized terms under generally accepted accounting principles (GAAP). EBITDA and Adjusted EBITDA do not represent net income (loss), as that term is defined under GAAP, and should not be considered as an alternative to net income (loss) as an indicator of our operating performance. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management or discretionary use as such measures do not consider certain cash requirements such as capital expenditures (including capitalized software expense), tax payments and debt service requirements. SunGard considers EBITDA and Adjusted EBITDA to be key indicators of our ability to pay our debt. EBITDA and Adjusted EBITDA as presented herein are not necessarily comparable to similarly titled measures. The following is a reconciliation of EBITDA and Adjusted EBITDA to net income (loss), the GAAP measure we believe to be most directly comparable to EBITDA and Adjusted EBITDA. Further information regarding this reconciliation is included in our periodic filings with the U.S. Securities and Exchange Commission.

	Three Months Ended Dec. 31,
(in millions)	2011	2012

Total revenue	$1,154	$1,132

Income from continuing operations	$79	$54
Interest expense, net	128	103
Provision (benefit) from income taxes	(61)	6
Depreciation and amortization	170	166

EBITDA	316	329
Goodwill impairment charge	48	—
Purchase accounting adjustments	3	2
Non-cash charges	11	9
Restructuring and other	15	34
Acquired EBITDA, net of disposed EBITDA	1	1
Loss on extinguishment of debt	1	31

Adjusted EBITDA - senior secured credit facilities, senior notes due 2018 and 2020 and senior subordinated notes due 2019	$395	$406

Adjusted EBITDA margin	34.2%	35.9%

	Twelve Months Ended Dec. 31,
(in millions)	2011	2012

Total revenue	$4,440	$4,263

Loss from continuing operations	$(69)	$(397)
Interest expense, net	521	427
Benefit from income taxes	(118)	(38)
Depreciation and amortization	706	672

EBITDA	1,040	664
Goodwill impairment charges	48	385
Purchase accounting adjustments	11	9
Non-cash charges	34	39
Restructuring and other	94	63
Acquired EBITDA, net of disposed EBITDA	1	3
Loss on extinguishment of debt	3	82

Adjusted EBITDA - senior secured credit facilities, senior notes due 2018 and 2020 and senior subordinated notes due 2019	$1,231	$1,245

Adjusted EBITDA margin	27.7%	29.2%

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information (Unaudited)

Note 2. Reconciliation of Operating Income to Adjusted Operating Income

Adjusted operating income represents operating income adjusted for goodwill impairment charges, amortization of acquisition-related intangible assets, restructuring and other costs and management fee expense. Adjusted operating income is not a recognized term under generally accepted accounting principles (GAAP). Adjusted operating income does not represent operating income, as that term is defined under GAAP, and should not be considered as an alternative to operating income as an indicator of our operating performance. We have included information concerning adjusted operating income because we use this information when evaluating the underlying performance of the Company. While these charges are not of a non-recurring nature, by excluding these charges, in particular when they materially change from period to period, we are able to perform additional analysis of our business which we believe is important in understanding the operating results of the business. We regularly communicate our results, separately identifying these charges, to our board of directors. We changed how we define adjusted operating income and have conformed prior periods to the current period presentation. Adjusted operating income as presented herein is not necessarily comparable to similarly titled measures. The following is a reconciliation between adjusted operating income and operating income, the GAAP measure we believe to be most directly comparable to adjusted operating income.

	Three Months Ended Dec. 31,			Twelve Months Ended Dec. 31,
(in millions)
GAAP Revenue and Operating Income	2011	2012	change	2011	2012	change
Total revenue	$1,154	$1,132	(2%)	$4,440	$4,263	(4%)

Operating income (loss)	$147	$196	33%	$337	$74	(78%)
Operating income margin	12.8%	17.3%		7.6%	1.7%

Reconciliation to Adjusted Operating Income
Goodwill impairment	48	—		48	385
Amortization of acquisition-related intangible assets	103	90		435	385
Restructuring and other costs	11	31		73	53
Management fees	3	4		12	14

Adjusted operating income	$312	$321	3%	$905	$911	1%

Adjusted operating income margin	27.0%	28.4%		20.4%	21.4%

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information (Unaudited)

Note 3. Impact of Broker/Dealer on Reported Revenue Growth of Continuing Operations

Beginning in 2007, the Company experienced significant revenue volatility in one of its Financial Systems businesses, a broker/dealer business with inherently lower margins than the rest of the financial systems business, and whose revenue is a function of market volatility and customer mix. Reported revenue growth with and without the broker/dealer business for the total Company and Financial Systems for 2010, 2011 and 2012 follows:

	Quarter Ended								Full Year
	Mar-11	Jun-11	Sep-11	Dec-11	Mar-12	Jun-12	Sept-12	Dec-12	2010	2011	2012
Revenue growth as reported:
Total SunGard	1%	1%	3%	–3%	–4%	–4%	–6%	–2%	–7%	0%	–4%
Financial Systems	2%	1%	5%	–4%	–6%	–4%	–6%	–2%	–9%	1%	–4%

Revenue growth as reported without broker/dealer business:
Total SunGard	3%	4%	5%	–2%	–2%	–2%	–5%	–2%	2%	3%	–3%
Financial Systems	6%	7%	10%	–2%	–3%	–1%	–5%	–1%	6%	5%	–2%